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                                                                    EXHIBIT 99.1

                   [LETTERHEAD OF SUMMERVILLE SENIOR LIVING]


                                                     January 9, 2003

Special Committee of the Board of Directors of ARV Assisted Living, Inc.
C/o Gary Singer, O'Melveny & Meyers
610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660

Gentlemen:

          We were very disappointed to learn that ARV Assisted Living, Inc. ("ARV") agreed to a transaction with Prometheus Assisted Living LLC ("Prometheus") that provides less value to the shareholders of ARV (other than Prometheus) than the proposal of $4.00 in cash per share we made to you in November. In connection with our proposal and at your request, we also provided you with a form of contract that we were prepared to utilize. At the time we made our proposal, we indicated that we would be prepared to leave our offer open even if you chose to approve another offer, so long as the board conditioned its approval on the affirmative vote of a majority of the shareholders unaffiliated with the bidder. The Prometheus deal has no such condition.

          Nevertheless, we remain very serious about our interest in ARV, and we, together with our sponsor, the Apollo Real Estate Funds, have ready access to sufficient funds to consummate a transaction quickly. We hereby reaffirm our proposal to acquire ARV in a merger in which the shareholders of ARV would receive $4.00 per share in cash. We remain open to negotiating any and all aspects of our proposal, including the purchase price. Since our proposal would result in significantly more value to the public shareholders of ARV, we trust that you will give our renewed proposal serious consideration.

          We look forward to your prompt reply.

                                          Very truly yours,

                                          /s/ Granger Cobb

                                          Granger Cobb
                                          President and Chief Executive Officer
                                          Summerville Senior Living, Inc.